Exhibit 99.1
NEWS RELEASE
RANGE PROVIDES OPERATIONS UPDATE
FORT WORTH, TEXAS, APRIL 16, 2009...RANGE RESOURCES CORPORATION (NYSE: RRC) today provided an operations update. First quarter production volumes averaged 416 Mmcfe per day, a 12% increase over the prior year and 3% higher than fourth quarter 2008. Range has now posted 25 consecutive quarters of sequential production growth. The Company previously announced a 10% year-over-year production growth target for 2009 based on its reduced capital program. The first quarter production growth is attributable primarily to the Marcellus Shale play in Pennsylvania, the Nora field in Virginia and the Barnett Shale play in North Texas. Currently, Range has 15 rigs in operation versus 33 rigs this time last year.
First quarter development expenditures of $162 million funded the drilling of 101 (64.4 net) wells and 7 (7.0 net) recompletions. A 99% success rate was achieved with 100 (63.8 net) wells productive, of these, 52 (33.2 net) wells are in various stages of completion or waiting on pipeline connection. For the first quarter, the Company expects to recognize exploration expense of approximately $12 million, including $8 million of seismic expenditures. The seismic was focused principally in the Marcellus Shale and Barnett Shale plays. In the first quarter, Range is modifying its accounting process to amortize unproved lease expirations over the life of the leases versus on an occurrence basis. The first quarter 2009 amortization expense is anticipated to be $18 to $20 million. Range believes this accounting treatment will provide a more predictable approach to future lease expirations. Oil and gas prices, after adjustment for hedging, are estimated to average $6.60 per mcfe for the first quarter. This compares to price realizations of $9.55 per mcfe for first quarter 2008 and $6.86 per mcfe for fourth quarter 2008.
During the first quarter, the Marcellus Shale division continued to make solid progress. In 2008, Range ordered six custom-designed drilling rigs for the Marcellus. The first two of the custom-designed rigs have been delivered and are now on location and drilling. These rigs, which come equipped with crawlers, can traverse a drill pad in a matter of hours versus days for the older rigs. Since Range is now drilling multiple laterals from a single pad, these rigs are expected to save both time and money. Range plans to drill more than 60 horizontal wells in the Marcellus Shale play in 2009.
Last week, Range announced that the second phase of the Marcellus infrastructure was completed. This includes a new cryogenic gas processing facility, which added an additional 30 Mmcf per day in gas processing capability, bringing processing capacity to a total of 60 Mmcf per day. Two additional expansions of processing capacity are planned for southwestern Pennsylvania that would bring processing capacity to 200 Mmcf per day by late 2009 or early 2010. As a result of the new rigs being delivered on schedule and the infrastructure proceeding as planned, Range reiterated its year-end target exit rate of 80 — 100 Mmcfe net per day from the Marcellus Shale play.
The Southwest division delivered strong drilling results in the first quarter. Despite going from six to three rigs in the North Texas Barnett Shale play, production continued to climb. For the month of March, Barnett production averaged 125 Mmcfe per day. This is highlighted by the completion of a new southern Tarrant County well, which averaged 9.6 Mmcfe per day for the first 30 days. This is believed to be the highest 30-day average reported to date from any Barnett Shale well. Plans are to complete the 2009 drilling program in the Barnett with a three-rig program. Activity will continue to focus in the core of our acreage where we have had outstanding results in the past.
During the first quarter 2009, Range’s Appalachian division continued to focus on its key coal bed methane, shale and tight gas sand drilling projects in the Nora area of Virginia. During the quarter, Range drilled two horizontal Huron Shale wells in the Nora field. To date, nine horizontals have been completed to the Huron Shale and two horizontal Berea wells have been completed. Of the eight horizontal Huron Shale wells that are currently on production, the initial production rates have averaged 1.1 Mmcf per day. The initial production rate on the two Berea horizontal wells has averaged 1.3 Mmcf per day. In addition for the first quarter of 2009, Range has drilled 46 coal bed and 11 tight gas sand wells in the Nora field.
First quarter activity for the Midcontinent division yielded 7 (4.9 net) wells with a 100% success rate. St. Louis Lime activity drove Texas Panhandle drilling in the quarter with 3 (1.6 net) wells turned to first sales at a combined production rate of 7.8 (3.36 net) Mmcfe per day. Activity in the Ardmore Basin Woodford play is also beginning to yield encouraging results. A fourth quarter completion commenced sales at rates up to 4.8 (2.6 net) Mmcfe per day. Four additional wells will commence sales in the second quarter as new pipeline infrastructure has been completed into the area. In the Watonga/Chickasha Trend of the Anadarko Basin, 2 (1.75 net) wells were completed with combined rates of 2.8 (1.8 net) Mmcfe per day.
Commenting on the announcement, John Pinkerton, Range’s Chairman and CEO, said, “Our first quarter drilling and production results exceeded expectations. Despite the number of drilling rigs dropping from 33 to 15, we continued to grow production at low cost. Achieving 25 consecutive quarters of production growth is a testament to the quality of our technical teams as well as the depth and quality of our drilling inventory. Looking to the remainder of the year, we are well-positioned to continue to add per share value despite the lower commodity prices. Our low cost structure, strong hedge position and increasing production are leading the way. Importantly, we are on track to more than double our Marcellus production in 2009 and are setting the stage for further increases by expanding the infrastructure and bringing in state-of-the-art drilling technology to the Marcellus Shale play.”
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
Except for historical information, statements made in this release, including those relating to anticipated production, capital expenditures, anticipated cost reductions, the number of wells to be drilled, future realized prices, net unrisked reserve potential and anticipated financial results are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.
2009-11
Contact:	Rodney Waller, Senior Vice President David Amend, Investor Relations Manager Karen Giles, Corporate Communications Manager (817)870-2601 www.rangeresources.com

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